Exhibit 21.1

Name of Subsidiary	Jurisdiction

Terra Bella Technologies Inc.	Delaware
Planet Labs Netherlands BV	The Netherlands
Planet Labs Canada ULC	Canada
Planet Labs Geomatics Corp.	Canada
Blackbridge Sarl	Luxembourg
Planet Labs Germany GmbH	Germany
PL Foreign Holdco, Inc.	Delaware
Planet Labs Federal, Inc.	Delaware
Planet Labs Singapore Pte. Ltd.	Singapore
VanderSat B.V.	The Netherlands
Salos Sciences, Inc.	Delaware
Planet Labs UK 2 Ltd.	United Kingdom
Sinergise Solutions GmbH	Austria
Sinergise Solutions d.o.o	Slovenia